CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of Virtus Asset Trust of our report dated November 27, 2023, relating to the financial statements and financial highlights, which appears in Virtus Seix High Yield Income Fund’s Annual Report on Form N-CSR for the year ended September 30, 2023 and our report dated Feburary 24, 2023, relating to the financial statements and financial highlights, which appears in Virtus Seix High Income Fund and Virtus Seix High Yield Fund Annual Reports on Form N-CSR for the year ended December 31, 2022. We also consent to the references to us under the heading “Financial Statements and Experts” and “Financial Highlights” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

January 24, 2024